Exhibit 10.2

EXECUTION COPY

AMENDMENT TO EMPLOYMENT AGREEMENT

This agreement (the “Amendment”) between Advanced Micro Devices, Inc. (“AMD”), and you, Hector Ruiz, is made as of October 27, 2004 and shall be effective as of January 1, 2005 (the “Amendment Effective Date”) and, to the extent provided herein, amends the Employment Agreement between Advanced Micro Devices, Inc. and you dated January 31, 2002 (the “Employment Agreement”) governing your service with AMD.

You and AMD agree to the following amendments to the Employment Agreement:

1. Section 1(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

(a) You will continue to be employed by AMD as its President and Chief Executive Officer. You will have overall responsibility for the management of AMD and will report directly to its Board of Directors (“Board”). During the Employment Period (as defined below), you will also be nominated to and, if elected by the stockholders of AMD, shall serve on the Board and such committees that you may be appointed to by the Board and, provided that you are elected to serve on the Board, you shall serve as Chairman of the Board.

2. Section 1(b) of the Employment Agreement is hereby amended to read in its entirety as follows:

(b) You will be expected to devote your full business time and attention to the affairs of AMD, and you will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of AMD, except for (i) your current board membership with Eastman Kodak and (ii) managing your personal investments, so long as such activities do not significantly interfere with the performance of your responsibilities as an employee of AMD in accordance with this Agreement. You will be expected to comply with and be bound by AMD’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.

3. Section 2 of the Employment Agreement is hereby amended to read in its entirety as follows:

2. Term. The Effective Date of this Employment Agreement was January 31, 2002 (the “Effective Date”). This Agreement shall expire on April 25, 2007 (the “Employment Period”), unless sooner terminated pursuant to Section 8 or extended pursuant to this Section 2; provided that your participation in the LTIP (as defined below) award cycles ending in 2004, 2005 and 2006 shall commence on October 1, 2004, as set forth in Section 4(c) of this Agreement. Commencing on the fourth (4th) anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall be automatically extended for one (1)-year terms unless either AMD or you shall give the other party not less than ninety (90) days’ prior written notice of the intention to terminate this Agreement (a “Notice of Non-Renewal”).

4. Section 4(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

(a) You will be eligible to receive an annual bonus (“Annual Bonus”) under AMD’s 1996 Executive Incentive Plan or any successor plan. The target incentive opportunity for your Annual Bonus shall be one hundred fifty percent (150%) of your Annual Base Salary, with a maximum bonus opportunity under such Annual Bonus not to exceed four hundred fifty percent (450%) of your Annual Base Salary, in each case to be paid only upon your achievement of performance criteria established annually by AMD’s Compensation Committee. The Annual Bonus shall be paid after release by AMD of its operational results and review of goal accomplishments by AMD’s Compensation Committee for the fiscal year unless you and AMD shall have previously agreed to a deferred payment. The amount payable under this Section 4 shall not be subject to the further discretion of AMD’s Compensation Committee and shall not be reduced except as specifically provided in Section 4(d) or as otherwise agreed to by you.

5. Section 4(b) of the Employment Agreement is hereby deleted in its entirety.

6. Section 4(c) of the Employment Agreement is hereby renumbered as Section 4(b) with no additional changes.

7. A new Section 4(c) is hereby added to the Employment Agreement to read in its entirety as follows:

(c) You shall be eligible to participate in AMD’s long-term incentive compensation plan currently in effect for AMD Vice Presidents (or in a similar plan adopted by the Board) (the “LTIP”) during each fiscal year throughout the term of your employment. The target incentive opportunity for your participation under the LTIP shall be an amount equal to two hundred percent (200%) of your Annual Base Salary, with a maximum incentive opportunity under such LTIP not to exceed four hundred percent (400%) of your Annual Base Salary. You shall be eligible for monthly transition participation for the three-year cycles ending in 2004, 2005 and 2006. By way of example of the preceding sentence, if you become eligible for the LTIP as of October 1, 2004, you will be eligible for 3/36ths of any LTIP award payable for the LTIP’s three-year award cycle ending in 2004, 15/36ths of any LTIP award payable for the LTIP’s three-year award cycle ending in 2005, and 27/36ths of any LTIP award payable for the LTIP’s three-year award cycle ending in 2006. Twenty-five percent (25%) (or such lower percentage as may be determined by AMD’s Compensation Committee) of any award paid to you under the LTIP shall be paid in restricted stock issued under the AMD 2004 Equity Incentive Plan. The restrictions on any such awards of restricted stock shall lapse over a two (2) year period, with the restrictions on 25% of the shares subject thereto lapsing on each six (6) month anniversary of the grant date.

8. Section 4(d) of the Employment Agreement is hereby amended to read in its entirety as follows:

(d)The aggregate amount payable to you under Section 4(a) and Section 4(c) above in each fiscal year shall not be greater than $5,000,000 or such higher amount as may be permitted under the 1996 Executive Incentive Plan in such fiscal year; provided, however, that until such time as such 1996 Executive Incentive Plan is amended to increase its $5,000,000 limit to an amount that AMD’s Compensation Committee determines in its sole discretion will permit amounts paid to you under Sections 4(a) and 4(c) to be deductible for Federal income tax purposes, any amounts that would otherwise be payable under Sections 4(a) and 4(c) that would exceed the maximum bonus payable in any such fiscal year, if any, (the “Excess Bonus”) shall be carried over (on a “first-in, first-out” basis) and shall be added to the aggregate Annual Bonus and LTIP payments (if any) payable for any of the next three (3) fiscal years, whether or not any one or more of such fiscal years ends before or after the end of the Employment Period; and provided further that the Excess Bonus, or portion thereof, may not cause the Annual Bonus and/or the LTIP payments payable in any fiscal year to exceed $5,000,000 or such higher amount as may be permitted under the 1996 Executive Incentive Plan in such fiscal year.

9. Section 7(a) of the Employment Agreement is hereby amended in its entirety as follows:

(a) During the period of any service hereunder, you shall also be entitled to receive all other benefits and perquisites which are, and which may be in the future, generally available to members of AMD’s senior management, including without limitation, the group health, disability, and life insurance benefits and participation in any AMD profit sharing, retirement or pension plan, and any other benefits generally available to executive officers of AMD; provided, however, that you shall not be eligible to participate in any cash bonus plan or other cash incentive arrangement available to officers of AMD other than as specifically set forth in this Agreement. You shall be permitted use of a leased airplane consistent with AMD policy for business purposes and an allowance for use of automobiles as provided from time to time by action of the Board.

10. Section 7(b) of the Employment Agreement is hereby deleted in its entirety and Sections 7(c) and 7(d) of the Employment Agreement shall be renumbered as Sections 7(b) and 7(c), respectively.

11. Section 9(a)(iv) of the Employment Agreement is hereby amended in its entirety as follows:

(iv) a request by the Board that you no longer serve as Chairman of the Board pursuant to Section 1(a), except where such request is made to comply with law or regulations issued by the Securities Exchange Commission or the New York Stock Exchange or any similar regulatory or self-regulatory agency or organization.

12. Section 9(b) of the Employment Agreement is hereby amended in its entirety as follows:

(b) “Cause” means the termination of your employment by AMD for repeated failure to perform assigned duties (other than by reason of your Disability) after being notified in writing of such failure with an opportunity to correct, or if you are determined by a court of law or pursuant to Section 13 below to have committed or participated in a willful act of embezzlement, fraud or dishonesty which resulted in material loss, material damage or material injury to AMD. For purposes of this provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of AMD. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for AMD shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of AMD. The cessation of your employment shall not be deemed to be for Cause unless and until (i) there shall have been delivered to you a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity to be heard by the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described above, and specifying the particulars thereof in detail; provided, however, that on or following a Change in Control, any such resolution must be adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board (excluding you) and (ii) if you contest such finding, the arbitrators by final determination in an arbitration proceeding pursuant to Section 13 hereof have concluded that your conduct met the standard for termination for Cause above and that the Board’s conduct met the standards of good faith and satisfied the procedural and substantive conditions of this Section 9(b). If AMD does not deliver to you a Notice of Termination within sixty (60) days after the Board has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause.

13. Section 10(a)(i)(A) of the Employment Agreement is hereby amended in its entirety as follows:

(A) the amount equal to the sum of (x) the product of (I) two (2) multiplied by (II) your Annual Base Salary plus (y) the sum of the highest (i) Annual Bonus, (ii) Additional Bonus, and (iii) LTIP payment paid to you for any of the three (3) years prior to the Date of Termination (this sum of the Annual Bonus, Additional Bonus and LTIP payment shall not exceed $5,000,000 in the aggregate and shall be referred to as the “Recent Annual Bonus”) (including as paid for this purpose any compensation earned but deferred, whether or not at your election);

14. A new Section 10(a)(i)(C) of the Employment Agreement is hereby added to the Employment Agreement to read in its entirety as follows:

(C) a pro-rata portion (based on your months of service during each applicable outstanding three-year award cycle under the LTIP) of any LTIP payments that you would have received for each award cycle in which you are a participant and had you remained

Chief Executive Officer through the last day of such award cycle without regard to your not being employed on such date; provided, however, that any determination of the amount of LTIP payments to which you are entitled shall be made solely with reference to Company performance relative to target performance for the calendar year and any prior year in an award cycle in which your Date of Termination occurs, and provided, further, that payments, if any, pursuant to this subparagraph (C) shall be made at the same time that payment is made to other LTIP participants for any such award cycle following the end of the calendar year in which your Date of Termination occurs in one lump sum cash amount; and

15. Section 10(a)(i)(C) of the Employment Agreement is hereby renumbered as Section 10 (a)(i)(D) and amended to read as follows.

(D)	any remaining Excess Bonus, provided that any payments pursuant to this subparagraph (D) shall be paid consistent with the provisions in Section 4(d) (the sum of the amounts described in subparagraphs (B), (C) and (D) shall be hereinafter referred to as the “Accrued Obligations”).

16. The last sentence of Section 10 (a)(i) is hereby amended to read as follows:

Notwithstanding the foregoing, in the event that an Involuntary Termination occurs by reason of a Notice of Non-Renewal pursuant to Section 8(a), AMD shall be required to pay to you instead of the amount specified in subparagraph (A) above only an amount equal to two (2) times your Annual Base Salary.

17. Section 14(f) of the Employment Agreement is hereby amended by substituting the AMD address to which any notice set forth in such Section 14(f) is to be amended as follows:

Advanced Micro Devices, Inc.

5204 East Ben White Blvd.

Mailstop 500

Austin, Texas 78741

Telephone: (512) 602-1000

Facsimile Number: (512) 602-7427

Attention: Harry Wolin, Esq.

18. No Other Changes. Except as provided in this Amendment to the Employment Agreement, the Employment Agreement shall remain in full force and effect.

The parties hereto have executed this Amendment on this date of October 27, 2004.

ADVANCED MICRO DEVICES, INC.

/s/ Dr. Leonard M. Silverman
Dr. Leonard M. Silverman, Chairman Compensation Committee of Advanced Micro Devices, Inc.

/s/ Hector Ruiz
HECTOR RUIZ
Chairman of the Board, President, and Chief Executive Officer